VSE Corporation Announces First Quarter 2023 Results
Raises Full-Year Revenue and Adjusted EBITDA Margin Guidance for Aviation Segment

ALEXANDRIA, VIRGINIA, May 1, 2023 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and maintenance, repair and overhaul ("MRO") services for air, land and sea transportation assets for commercial and government markets, announced today results for the first quarter 2023.

FIRST QUARTER 2023 RESULTS
(As compared to the First Quarter 2022)

▪Total Revenues of $255.4 million increased 10.5%
▪GAAP Net Income of $9.1 million increased 46.0%
▪GAAP EPS (Diluted) of $0.71 increased 44.9%
▪Adjusted EBITDA of $26.3 million increased 18.5%
▪Adjusted Net Income of $10.7 million increased 16.3%
▪Adjusted EPS (Diluted) of $0.83 increased 15.3%

RECENT DEVELOPMENTS

The Company entered into a definitive agreement to sell its Federal and Defense segment to Bernhard Capital Partners for up to $100 million. The sale of the Federal and Defense business segment transforms VSE’s portfolio by simplifying its operations and focusing its resources on high-growth, high-margin business opportunities, while improving its growth and profitability profile.

MANAGEMENT COMMENTARY

"VSE delivered strong results to start the year, with record revenue in our Aviation and Fleet segments," said John Cuomo, President and CEO of VSE Corporation. “Both segments continue to generate strong results, with double-digit year-over-year revenue growth. The demand in all commercial end markets remains strong, and our continued focus on program excellence drove robust results in both segments.”

"We remain focused on establishing VSE as a leading aftermarket parts distributor and MRO services provider in high-growth fragmented aftermarket segments,” Mr. Cuomo continued. “We executed well against that plan, completing the acquisition of Precision Fuel Components, a provider of MRO services for engine accessories and fuel systems and opening our new 450,000 square foot distribution and e-commerce fulfillment center in the greater Memphis, Tennessee area, supporting the growing demand for aftermarket products across our commercial fleet and e-commerce customers. As we look forward to the remainder of 2023, we are committed to balancing profitable growth with a modest increase in capital investments to support new and existing customer programs."

"Today we announced the sale of our Federal and Defense business segment. The sale of the business is a significant milestone for VSE and is intended to reshape and transform the Company’s future by refocusing resources and advancing our strategy in our two core segments – Aviation and Fleet. Our refocused strategy creates a 100% pure-play aftermarket business focused on higher-margin commercial MRO and distribution services in fragmented and growing end markets, which will drive greater long-term shareholder value,” concluded Cuomo.

"The strong first quarter results in Aviation and Fleet highlight the success of recent organic and inorganic investments in these segments,” said Steve Griffin, CFO of VSE Corporation. “We anticipate closing on the sale of the Federal and Defense business segment in late 2023 or early 2024 and plan to utilize the net proceeds to reduce borrowings and pursue strategic, tuck-in acquisitions in the Aviation segment which represents over 60% of trailing twelve months revenue and profit following the sale of our Federal and Defense business segment. In the first quarter we used $48.7 million of operating cash flow as we near the completion of investments for our recently launched Aviation and Fleet expansions. We expect net leverage to improve in the second half of 2023 through stronger earnings and positive free cash flow."

FIRST QUARTER SEGMENT RESULTS

Aviation segment revenue increased 21% year-over-year to a record $113.2 million in the first quarter 2023. The year-over-year revenue improvement was attributable to share gains within the Business and General Aviation (B&GA) market and strength in the commercial aftermarket, supported by global air traffic recovery. Aviation distribution and repair revenue increased 14% and 43%, respectively, in the first quarter 2023 versus the prior-year period. The Aviation segment reported operating income of $15.7 million in the first quarter, compared to $7.6 million in the same period of 2022. Segment Adjusted EBITDA increased by 75% in the first quarter to $19.0 million, versus $10.9 million in the prior-year period. Adjusted EBITDA margin was 16.8%, an increase of approximately 5.1 points versus the prior-year period, driven primarily by new program wins, strong MRO revenue growth, and favorable product mix and price.

Fleet segment revenue increased 12% year-over-year to $75.4 million in the first quarter 2023. Revenue from commercial customers increased 17% on a year-over-year basis, driven by growth in commercial fleet and e-commerce customers. Commercial revenue represented 43% of total Fleet segment revenue in the period, a 1.6-point increase year-over-year. Revenue from the United States Postal Service (USPS) increased approximately 14% on a year-over-year basis, driven by increased support of legacy vehicle fleets. The Fleet segment reported operating income of $5.9 million in the first quarter, compared to $6.4 million in the same period of 2022. Segment Adjusted EBITDA decreased 7% year-over-year to $8.2 million, while Adjusted EBITDA margin declined approximately 2.2 points to 10.9%, driven primarily by start-up costs at the newly launched distribution and e-commerce fulfillment facility, and customer mix.

Federal and Defense segment revenue decreased 6% year-over-year to $66.8 million in the first quarter 2023, driven by program completions. The Federal and Defense segment reported an operating loss of $0.6 million in the first quarter of 2023. Segment Adjusted EBITDA declined $3.2 million year-over-year to $0.6 million in the first quarter 2023, driven by a higher mix of cost-plus contracts and program completions.

FINANCIAL RESOURCES AND LIQUIDITY

As of March 31, 2023, the Company had $93 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2025. As of March 31, 2023, VSE had total net debt outstanding of $351 million and $96.2 million of trailing-twelve months Adjusted EBITDA.

GUIDANCE

VSE is narrowing its full year 2023 revenue guidance and increasing its Adjusted EBITDA margin guidance for its Aviation segment. The new guidance is as follows:
▪Aviation segment is narrowing its full year 2023 Aviation revenue guidance from 7 to 15% growth to 10 to 15% growth, as compared to the prior year, to reflect an improvement in commercial and business and general aviation markets
▪Aviation Adjusted EBITDA margin is expected to increase from a range of 12 to 14% to 13 to 15%, driven by an increase in MRO activity and commercial customer demand

The Company is reaffirming its full year 2023 revenue and Adjusted EBITDA guidance for its Fleet segment.
▪Fleet segment revenue is expected to grow by 12 to 20%
▪Fleet segment Adjusted EBITDA margin range is 11 to 13%

FIRST QUARTER RESULTS

	Three months ended March 31,
(in thousands, except per share data)	2023	2022	% Change
Revenues	$255,433	$231,239	10.5%
Operating income	$17,933	$11,914	50.5%
Net income	$9,117	$6,244	46.0%
EPS (Diluted)	$0.71	$0.49	44.9%

FIRST QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income (loss) for the three months ended March 31, 2023 and March 31, 2022:

	Three months ended March 31,
(in thousands)	2023	2022	% Change
Revenues:
Aviation	$113,235	$93,290	21.4%
Fleet	75,352	67,030	12.4%
Federal & Defense	66,846	70,919	(5.7)%
Total revenues	$255,433	$231,239	10.5%

Operating income (loss):
Aviation	$15,663	$7,622	105.5%
Fleet	5,899	6,381	(7.6)%
Federal & Defense	(580)	(688)	(15.7)%
Corporate/unallocated expenses	(3,049)	(1,401)	117.6%
Operating income	$17,933	$11,914	50.5%

The Company reported $2.8 million of total capital expenditures for three months ended March 31, 2023.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), this earnings release also contains Non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures is included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income

	Three months ended March 31,
(in thousands)	2023	2022	% Change
Net income	$9,117	$6,244	46.0%
Adjustments to net income:
Acquisition, integration and restructuring costs	2,163	287	653.7%
Non-recurring professional fees	—	218	(100.0)%
Contract loss	—	3,482	(100.0)%
	11,280	10,231	10.3%
Tax impact of adjusted items	(540)	(997)	(45.8)%
Adjusted net income	$10,740	$9,234	16.3%
Weighted average dilutive shares	12,926	12,803	1.0%
Adjusted EPS (Diluted)	$0.83	$0.72	15.3%

Reconciliation of Consolidated EBITDA and Adjusted EBITDA to Net Income

	Three months ended March 31,
(in thousands)	2023	2022	% Change
Net income	$9,117	$6,244	46.0%
Interest expense	5,977	3,609	65.6%
Income taxes	2,839	2,061	37.7%
Amortization of intangible assets	4,360	4,736	(7.9)%
Depreciation and other amortization	1,887	1,600	17.9%
EBITDA	24,180	18,250	32.5%
Acquisition, integration and restructuring costs	2,163	287	653.7%
Non-recurring professional fees	—	218	(100.0)%
Contract loss	—	3,482	(100.0)%
Adjusted EBITDA	$26,343	$22,237	18.5%

Adjusted EBITDA Summary
Aviation	$18,985	$10,863	74.8%
Fleet	8,187	8,790	(6.9)%
Federal and Defense	649	3,767	(82.8)%
Adjusted Corporate expenses (1)	(1,478)	(1,183)	24.9%
Adjusted EBITDA	$26,343	$22,237	18.5%

(1) Includes certain adjustments not directly attributable to any of our segments.

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income (Loss)

	Three months ended March 31,
(in thousands)	2023	2022	% Change
Aviation
Operating income	$15,663	$7,622	105.5%
Depreciation and amortization	3,322	3,035	9.5%
EBITDA	18,985	10,657	78.1%
Acquisition, integration and restructuring costs	—	206	(100.0)%
Adjusted EBITDA	$18,985	$10,863	74.8%

Fleet
Operating income	$5,899	$6,381	(7.6)%
Depreciation and amortization	2,130	2,328	(8.5)%
EBITDA	8,029	8,709	(7.8)%
Acquisition, integration and restructuring costs	158	81	95.1%
Adjusted EBITDA	$8,187	$8,790	(6.9)%

Federal & Defense
Operating loss	$(580)	$(688)	(15.7)%
Depreciation and amortization	794	973	(18.4)%
EBITDA	214	285	(24.9)%
Acquisition, integration and restructuring costs	435	—
Contract loss	—	3,482	(100.0)%
Adjusted EBITDA	$649	$3,767	(82.8)%

Reconciliation of Operating Cash to Free Cash Flow

	Three months ended March 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(48,674)	$(18,174)
Capital expenditures	(2,840)	(1,269)
Free cash flow	$(51,514)	$(19,443)

Reconciliation of Debt to Net Debt

	March 31,	December 31,
(in thousands)	2023	2022
Principal amount of debt	$353,998	$288,610
Debt issuance costs	(2,143)	(2,310)
Cash and cash equivalents	(532)	(478)
Net debt	$351,323	$285,822

The non-GAAP Financial Information set forth in this document is not calculated in accordance with GAAP under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, net debt and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs including any earn-out adjustments, loss on sale of a business entity and certain assets, gain on sale of property, other discrete items, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above. Net debt is defined as total debt less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures.
The Company has presented forward-looking statements regarding Adjusted EBITDA margin. This non-GAAP financial measure is derived by excluding certain amounts, expenses or income, from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking Adjusted EBITDA margin to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

CONFERENCE CALL

A conference call will be held Tuesday, May 2, 2023 at 8:30 A.M. EST to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	(877) 407-0789
International Live:	(201) 689-8562
Audio Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1608741&tp_key=a093c71321

To listen to a replay of the teleconference through May 16, 2023:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Replay PIN Number:	13737947

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include MRO services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit www.vsecorp.com.

AVIATION
Distribution & MRO Services

VSE’s Aviation segment provides aftermarket MRO and distribution services to commercial, business and general aviation, cargo, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory MRO services, rotable exchange and supply chain services.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to the commercial aftermarket medium- and heavy-duty truck market, the United States Postal Service (USPS), and the United States Department of Defense. Core services include parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal & Defense segment provides aftermarket MRO and logistics services to improve operational readiness and extend the lifecycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT and data management services and energy consulting.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about May 2, 2023 for more details on our first quarter 2023 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, the health and economic impact thereof, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2022. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Michael Perlman
VP, Investor Relations & Communications
T: (954) 547-0480
investors@vsecorp.com

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$532	$478
Receivables (net of allowance of $2.4 million and $2.1 million, respectively)	113,512	103,193
Unbilled receivables	35,884	38,307
Inventories	416,667	380,707
Other current assets	24,169	26,193
Total current assets	590,764	548,878

Property and equipment (net of accumulated depreciation of $75.5 million and $73.2 million, respectively)	49,533	47,969
Intangible assets (net of accumulated amortization of $128.7 million and $124.3 million, respectively)	90,064	90,624
Goodwill	253,580	248,837
Operating lease right-of-use asset	33,284	34,412
Other assets	27,178	29,069
Total assets	$1,044,403	$999,789

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$10,000	$10,000
Accounts payable	141,851	159,600
Accrued expenses and other current liabilities	44,302	53,722
Dividends payable	1,289	1,282
Total current liabilities	197,442	224,604

Long-term debt, less current portion	341,855	276,300
Deferred compensation	7,551	7,398
Long-term lease obligations under operating leases	30,743	32,340
Deferred tax liabilities	9,497	9,621
Total liabilities	587,088	550,263

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 23,000,000 shares; issued and outstanding 12,885,937 and 12,816,613, respectively	644	641
Additional paid-in capital	94,577	92,620
Retained earnings	359,124	351,297
Accumulated other comprehensive loss	2,970	4,968
Total stockholders' equity	457,315	449,526
Total liabilities and stockholders' equity	$1,044,403	$999,789

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2023	2022
Revenues:
Products	$159,066	$137,231
Services	96,367	94,008
Total revenues	255,433	231,239

Costs and operating expenses:
Products	139,011	122,455
Services	92,031	91,228
Selling, general and administrative expenses	2,098	906
Amortization of intangible assets	4,360	4,736
Total costs and operating expenses	237,500	219,325

Operating income	17,933	11,914

Interest expense, net	5,977	3,609

Income before income taxes	11,956	8,305

Provision for income taxes	2,839	2,061

Net income	$9,117	$6,244

Basic earnings per share	$0.71	$0.49

Basic weighted average shares outstanding	12,844,458	12,741,394

Diluted earnings per share	$0.71	$0.49

Diluted weighted average shares outstanding	12,926,424	12,803,279

Dividends declared per share	$0.10	$0.10

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$9,117	$6,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,247	6,337
Amortization of debt issuance cost	213	210
Deferred taxes	540	1,177
Stock-based compensation	2,081	1,308
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables, net	(9,801)	(7,371)
Unbilled Receivables, net	2,423	671
Inventories, net	(33,230)	(9,321)
Other current assets and other assets	1,409	4,892
Operating lease assets and liabilities, net	68	(178)
Accounts payable and deferred compensation	(18,257)	(20,997)
Accrued expenses and other current and noncurrent liabilities	(9,484)	(1,146)

Net cash used in operating activities	(48,674)	(18,174)

Cash flows from investing activities:
Purchases of property and equipment	(2,840)	(1,269)
Proceeds from the payment on notes receivable	—	2,662
Cash paid for acquisitions, net of cash acquired	(11,754)	—

Net cash (used in) provided by investing activities	(14,594)	1,393

Cash flows from financing activities:
Borrowings on loan agreement	176,751	112,071
Repayments on loan agreement	(111,363)	(93,005)
Proceeds from issuance of common stock	248	—
Earn-out obligation payments	—	(500)
Payment of taxes for equity transactions	(1,031)	(530)
Dividends paid	(1,283)	(1,275)

Net cash provided by financing activities	63,322	16,761

Net increase (decrease) in cash and cash equivalents	54	(20)
Cash and cash equivalents at beginning of year	478	518
Cash and cash equivalents at end of year	$532	$498